Exhibit 99.7

         I, Robert C. Sigrist, hereby consent to being named in that certain Joint Proxy Statement of Lunn Industries, Inc. and TPG Holdings, Inc., the Proxy Statement of Lunn Industries, Inc. and the Prospectus of Lunn Industries, Inc. (the "Proxy Statement/Prospectus") and to serve as a director of the Combined Company, as defined in the Proxy Statement/Prospectus.


                                                      /s/ Robert C. Sigrist


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